Exhibit 23.3

Consent of Cambashi Limited

Bentley Systems, Incorporated

685 Stockton Drive

Exton, PA 19341

March 5, 2020

Ladies and Gentlemen:

We hereby consent to the references to our name, and to the use of information, data and statements from our research report entitled “Infrastructure Engineering Software: Potential World-wide Market Size” and extracts of any other information, data and statements prepared by us and provided to the Company such that the extracts are embedded in and form a minority part of material prepared by the Company, in each of (i) the registration statement on Form S-1 (the “Registration Statement”) in relation to the initial public offering of Bentley Systems, Incorporated (the “Company”) filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, (ii) any amendments to the Registration Statement, (iii) any written correspondence by the Company with the SEC and (iv) institutional and retail road shows and other activities in connection with any securities offerings and other marketing and fundraising activities by the Company. In granting such consent, we represent that, to our knowledge, the statements made in such research report are accurate statements of Cambashi Limited’s research results and independent estimates and opinion as of the date delivered to the Company, and fairly present the matters referred to therein.

We also hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto.

Yours faithfully,

CAMBASHI LIMITED

By:	/s/ Simon Hailstone
Name:	Simon Hailstone
Title:	Principal Consultant